Exhibit 10.1
March 15, 2006
Mr. Peter Loescher
Dear Peter:
On behalf of Merck & Co., Inc. (“Merck”), it is my pleasure to extend you the offer of employment for the position of President, Global Human Health. In this position, you will report to me at Whitehouse Station. Our offer includes the following:
Total Compensation
Base Salary: You will be paid a gross monthly salary of $91,667, which equates to $1,100,004 on an annual basis. Your salary will be reviewed annually. The date of your first merit increase, if any, will be March 1, 2007.
Executive Incentive Plan: You will be eligible to participate in Merck’s Executive Incentive Plan (EIP), subject to the terms of the plan. The target bonus for your position is 105% of your annual base salary. The bonus is discretionary and the amount of the bonus, if any is awarded, depends on individual performance, division performance and corporate performance. Notwithstanding the preceding sentence, the Compensation and Benefits Committee of the Board of Directors of Merck & Co., Inc. (the “Compensation and Benefits Committee”) has approved a guaranteed bonus for you for Performance Year 2006 of 118% of your annual base salary. Based on the level of your job within the Company, you will have the opportunity within the first 30 calendar days of the first day of your employment (provided that your first day is no later than December 1, 2006) to elect to defer all or part of the EIP bonus you will receive for Performance Year 2006. This 30-day period represents your only opportunity to elect an EIP deferral for Performance Year 2006. Information about the Deferral Program and instructions pertaining to this election will be contained in your new-hire materials when you join the Company. If you do not receive Deferral Program information and instructions, please contact the Merck Benefits Center at 800-66MERCK (800-666-3725).
Long-Term Incentive (LTI) Program: Starting in 2006, you will be eligible for consideration for annual grants of stock-based incentives under the Merck & Co., Inc. Incentive Stock Plan. (The next annual grant date is expected to be in February 2007.) In any given year, our incentives may include stock options, performance share units (PSUs), restricted stock units (RSUs) or any combination thereof, with the number and proportion of shares covered by such incentives determined by the Compensation and Benefits Committee. For illustrative purposes, a typical grant for a position at your job level would be in the range of 96,000 stock options, 18,000 PSUs and 18,000 RSUs. Currently, annual grants of Merck stock options vest in equal installments over three years; PSUs have a three-year performance period; and RSUs have a three-year restriction period. Distribution of shares in connection with both PSUs and RSUs is dependent on continued employment with the Company; additionally, the level of payout associated with PSUs is contingent on Company performance. Please note that terms and conditions of any future grants may change from time to time. The specific terms and conditions of your grants will be provided at the time the grants are made to you. Based on your job level within the Company, you will be covered by Merck’s stock ownership guidelines. The guidelines are intended to reinforce our philosophy concerning “ownership” and, in a concrete way, quantify our expectations concerning ownership of Merck stock. Based on your job level within the Company, the guidelines provide that you should acquire Merck stock, over time, equal in value to five times your annual base salary. Importantly, the LTI program – and retention of shares earned in connection therewith – is intended to facilitate the acquisition of shares. Also, there is currently no time frame under which you will be required to achieve the multiple of salary.

Mr. Peter Loescher

March 15, 2006
Sign-On Incentives
Sign-On Bonus. You will be paid a one-time sign-on bonus of $250,000 before taxes, which you will receive in your first regularly scheduled paycheck following your start date. The sign-on bonus will be paid to you in a lump sum. However, it is conditioned upon your continued employment with Merck & Co., Inc. or its subsidiaries for twelve months. If your employment is voluntarily terminated by you within twelve months of your start date, you will be required to repay a pro-rata portion of the sign-on bonus based on months of completed service.
Stock Option Grant. The Compensation and Benefits Committee has approved your receiving a stock option to purchase 175,000 shares of Merck common stock at a fixed price per share that is set by the Company at fair market value on the first Friday following your start date. Subject to its terms, this stock option grant will vest in equal installments on the first, second and third anniversaries of the grant date and expire on the day before the tenth anniversary of the grant date. A summary of terms and conditions associated with this stock option grant will be provided to you shortly after the grant is made.
Restricted Stock Unit Grant. The Compensation and Benefits Committee has approved your receiving a grant of 80,000 RSUs to be made on the same date as the stock option grant referenced in the preceding paragraph. Subject to its terms, this RSU grant will vest in its entirety on the third anniversary of the grant date. A summary of terms and conditions associated with this RSU grant will be provided to you shortly after the grant is made.
Benefits
Flexible Benefits Program: As a salaried employee of Merck, you will be eligible to participate in the Flexible Benefits Program, which allows you to choose among various options for medical, dental, vision, employee term life insurance, accidental death and dismemberment insurance, survivors’ income benefits, dependent life insurance, long-term disability, health care reimbursement, dependent care reimbursement account, and long-term care plans. For most benefits, participation begins on your date of hire. A Merck Benefits New Hire Kit will be mailed within 2 weeks of your hire date to your home address from Fidelity Investments, service provider for both the Flexible Benefits Program and the Merck Savings Plan. This kit provides important information and instructions for enrolling in your Merck benefits. You will have 30 days from the date Fidelity mails your benefit information, to enroll in the benefits available to you under the Flexible Benefits Program. If you do not enroll by that date, you will be automatically enrolled for a minimal level of coverage for yourself only under certain of the available benefit coverages.
Please note that general information about Merck’s benefits is also available through the Merck Benefits Internet website at www.merck.com/benefits.
Retirement Plan: You will participate in the Merck Retirement Plan for Salaried Employees (a “qualified” plan) and the Supplemental Retirement Plan (a “non-qualified” plan). The supplemental plan provides payment of that portion of an employee’s regular benefit that is in excess of the portion that can be paid under the qualified plan, as stipulated by the Internal Revenue Code. The supplemental plan is unfunded and may be terminated at any time for any reason. Participation in the retirement plans will begin the earlier of the July 1 or January 1 on or immediately following your start date.
Please note that Merck has an executive retirement policy that applies to employees at your job level within the Company. Consistent with the limited exemption provided for in the Age Discrimination in Employment Act (“ADEA”), it is Merck’s policy that employees who are “bona fide executives” or “high policymakers” within the meaning of the ADEA and who meet the other necessary criteria set forth in the ADEA, will be required to retire on the first day of the month following their 65th birthday.
Savings Plan: You will be eligible to participate in the Employee Savings and Security Plan for Salaried Employees. Currently, the savings plan includes pre- and after-tax savings options and Merck matching contributions of 75 cents for each dollar saved up to 6% of base pay per pay period (up to the IRS limit). More information about the Savings Plan will be provided to you at a later date.

Mr. Peter Loescher

March 15, 2006
Financial Planning: Based on your job level within the Company, you will be eligible to participate, on a voluntary basis, in Merck’s executive financial planning program. Under the program, the Company will reimburse you for payments that you make to one or more of our selected financial planners. Reimbursement will be up to $12,500 in the first calendar year of your participation and up to $10,000 per calendar year thereafter. Reimbursement will be made by paycheck, less applicable tax withholding, and will be included in your W-2 income. You will be provided more information about the program shortly after joining the Company.
Vacation and Paid Holiday Policy: Your vacation benefit will be 5 weeks annually (or 25 days), in accordance with Merck policy. In addition to your vacation benefit, Merck policy currently provides 13 paid holidays; 10 of these holidays are predetermined holidays and 3 are personal floating holidays. Personal floating holidays are selected at your discretion and are subject to supervisory approval. The number of vacation days and personal floating holidays for which you are eligible in your first year of employment is dependent upon your date of hire.
Relocation
Relocation. As part of our standard relocation benefits, the Company will reimburse you for certain reasonable expenses associated with your move in accordance with Merck’s Relocation Policy.
The compensation and benefits described in this letter are provided under and subject to the terms and conditions of the applicable Merck plans, programs and policies. Nothing in this letter in any way limits Merck’s right to amend or terminate those plans, programs or policies.
This offer is contingent upon your successful completion of a pre-placement drug screen, satisfactory verification of your employment, education, criminal check and background check results and proof of your eligibility to work in the United States (see attached List of Acceptable Documents, which you are required to bring with you on your first day of work). Your employment at Merck & Co., Inc. is at-will and additionally will be subject to Merck’s terms and conditions of employment, which will be provided to you when this offer is confirmed. We advise you not to alter your current employment status until we confirm the contingent offer.
Please contact Ms. Ann Tidball (908-423-6919, ann_tidball@merck.com), who will assist you in beginning your “on boarding” process for employment, including relocation. In addition, please sign both copies of this letter and return one to Ms. Tidball, Merck & Co,. Inc., One Merck Drive, WS 3A-10, Whitehouse Station, New Jersey 08889-0100 by March 31, 2006.
Peter, I look forward to our partnership in returning Merck to a leadership position in the pharmaceutical industry. I am optimistic that with your proven abilities and experience, we will successfully implement a Strategic Plan that will be a benefit to our patients, employees and stockholders.
Sincerely,

/s/ Richard T. Clark
Enclosures
cc: A. Tidball
I accept the employment offer and its terms contained in this letter.

Signature	Date

Merck & Co., Inc.
LIST OF ACCEPTABLE DOCUMENTS

LIST A	OR	LIST B	AND	LIST C

Documents that Establish Both		Documents that Establish		Documents that Establish Employment
Identity and Employment Eligibility		Identity		Eligibility

1.	U.S. Passport (unexpired or expired)

2.	Certificate of U.S. Citizenship (INS Form N-560 or N-561)

3.	Certificate of Naturalization (INS Form N-550 or N-570)

4.	Unexpired foreign passport with I-551 stamp or attached INS Form I-94 indicating unexpired employment authorization

5.	Alien Registration Receipt Card with photograph (INS Form I-151 or I-551)

6.	Unexpired Temporary Resident Card (INS Form I-688)

7.	Unexpired Employment Authorization Card (INS Form I-688A)

8.	Unexpired Reentry Permit (INS Form I-327)

9.	Unexpired Refugee Travel Document (INS Form I-571)

10.	Unexpired Employment Authorization Document issued by the INS which contains a photograph (INS Form I-688B)
1.	Driver’s license or ID card issued by a state or outlying possession of the United States provided it contains a photograph or information such as name, date of birth, sex, height, eye color, and address

2.	ID card issued by federal, state, or local government agencies or entities provided it contains a photograph or information such as name, date of birth, sex, height, eye color, and address

3.	School ID card with a photograph

4.	Voter’s registration card

5.	U.S. Military card or draft record

6.	Military dependent’s ID card

7.	U.S. Coast Guard Merchant Mariner card

8.	Native American tribal document

9.	Driver’s license issued by a Canadian government authority
For persons under age 18 who are unable to present a document listed above:
10.	School record or report card

11.	Clinic, doctor, or hospital record

12.	Day-care or nursery school record
1.	U.S. social security card issued by the Social Security Administration (other than a card stating it is not valid for employment)

2.	Certification of Birth Abroad issued by the Department of State (Form FS-545 or Form DS-1350)

3.	Original or certified copy of a birth certificate issued by a state, county, municipal authority or outlying possession of the United States bearing an official seal.

4.	Native American tribal document

5.	U.S. Citizen ID Card (INS Form I-197)

6.	ID Card for use of Resident Citizen in the United States (INS Form I-179)

7.	Unexpired employment authorization document issued by the INS (other than those listed under List A)